TRADITIONAL GUARANTEED MINIMUM INCOME BENEFIT ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached and is effective as of the date specified on the Contract Schedule. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The following hereby amends and supplements the section of the Contract entitled "Annuity Provisions".

GUARANTEED MINIMUM INCOME BENEFIT (GMIB): The GMIB provides for guaranteed minimum Annuity Payments during the Annuity Phase. The GMIB will apply only under the following circumstances:

     1.   The  Income  Date  must  be  within  30  days   following  a  Contract
          Anniversary beginning with the Contract Anniversary following the Waiting Period shown on the Contract Schedule.

     2. Annuity Payments can only be made under a fixed Annuity Payment (regardless of the Annuity Option you select); and

     3. Available Annuity Options are Annuity Options in the Contract paying over the lifetime of the Annuitant or where applicable, the Joint Annuitant and a Period Certain Annuity Option included in this endorsement.

Calculation of the GMIB:

The GMIB guarantees that your Annuity Payments will be equal to the greater of 1 or 2, where:

1. Fixed Annuity Payment rates declared by us effective for the election date applied to the Contract Value (adjusted for any applicable MVA and any applicable Premium Tax) at that time; or
2.       Guaranteed Fixed Annuity Payment rates applied to the GMIB Value.

If the Endorsement effective date is the same as the Contract Issue Date: The GMIB Value, before the date of death or the date of benefit exercised of the Guaranteed Partial Withdrawal Benefit (GPWB), if applicable, is equal to Purchase Payments reduced by each withdrawal's percentage of the Contract Value withdrawn prior to any applicable MVA but including any withdrawal charges.

If the Endorsement effective date is later than the Contract Issue Date: The GMIB Value, before the date of death or the date of benefit exercised of the Guaranteed Partial Withdrawal Benefit (GPWB), if applicable, is set equal to the Contract Value on the Endorsement effective date plus Purchase Payments made since the endorsement effective date reduced by each withdrawal's percentage of the Contract Value withdrawn prior to any applicable MVA but including any withdrawal charges since the endorsement effective date.

After the date of benefit exercise under the GPWB (if applicable), the GMIB Value will not increase but it will decrease by the benefits paid under the GPWB, and it will also decrease by the percentage of any Contract Value withdrawn (prior to any applicable MVA but including any withdrawal charges) in excess of the GPWB payments.

Withdrawal charges are used to also mean Contingent Deferred Sales Charges, where applicable. The term withdrawal is used to also mean surrender, where applicable.

If Joint Owners are named, the Age of the older Contract Owner will be used to determine the GMIB Value. If a non-individual owns the Contract, then Contract Owner shall mean Annuitant and the Annuitant's Age is used to determine the income benefit.

Period Certain Annuity Option
An additional fixed Annuity Option is available upon exercise of the GMIB using guaranteed Annuity Payment rates applied to the GMIB Value. Monthly fixed Annuity Payments are paid for a specified period of time. The Specified Period Certain is elected by the Contract Owner and must be specified as a whole number of years from 10 to 30. If at the time of the last death of the Annuitant and any Joint Annuitant, Annuity Payments have been made for less than the Specified Period Certain, then we will continue to make Annuity Payments to you for the rest of the Specified Period Certain. The Guaranteed Fixed Annuity Payment rates below are based on an interest rate of [1%] per year. Rates shown below are for monthly payments based on $1,000 of GMIB Value for the specified period. Rates for other Specified Periods Certain not shown will be provided upon request.

          Guaranteed Monthly Annuity Payments per $1,000 of GMIB Value
-------------------------- ---------- ---------- ----------- ---------- --------
Specified Period Certain      10         15          20         25          30
       (in years)
-------------------------- ---------- ---------- ----------- ---------- --------
    Guaranteed Rates        [8.75]     [5.98]      [4.59]     [3.76]      [3.21]
-------------------------- ---------- ---------- ----------- ---------- --------

Conditions for Termination of the GMIB:
This benefit will terminate on the Income Date or when the Contract terminates.

Benefit Charge:
The charge for this benefit is included in the mortality and expense risk charge shown in the Contract Schedule.

         Signed for Allianz Life Insurance Company of North America by:

              [Suzanne J. Pepin]             [Charles Kavitsky]
              Suzanne J. Pepin                Charles Kavitsky
      Senior Vice President, Secretary            President
          and Chief Legal Officer